Exhibit 99.1

ARRIS Announces Preliminary and Unaudited First Quarter 2018 Results

SUWANEE, Ga., May 1, 2018 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the first quarter 2018.

First Quarter 2018 Financial Highlights

•	Revenues were $1.578 billion

•	GAAP net loss was ($0.07) per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.73 per diluted share

•	End-of-quarter cash resources were $543 million

•	Cash from operating activities was $96 million

•	Order backlog was $1.3 billion

•	Book-to-bill ratio was 1.11

•	Repurchased ~986,000 shares for $25 million

“We delivered strong profitability to start the year, led by a great quarter of E6000 DOCSIS® 3.1 capacity sales and Enterprise Networks’ results,” said Bruce McClelland, ARRIS CEO. “This marked the first full quarter for Enterprise Networks with better than expected results from both wired and wireless product lines. Performance from Enterprise Networks and Network & Cloud more than offset a lower quarter in CPE sales. Overall our results demonstrated good progress toward our goals of driving profitable growth by diversifying into higher-margin products, expanding internationally and broadening the capabilities of ARRIS to deliver innovative services to address the explosive demand for bandwidth capacity.

“With respect to the second quarter 2018, we expect revenues will be in the range of $1.760 billion to $1.810 billion, GAAP net income per diluted share in the range of $0.24 to $0.29, and adjusted net income per diluted share in the range of $0.72 to $0.77. The strong start to the year creates good momentum to achieve our full year targets.”

On December 1, 2017, the Company completed the acquisition of Ruckus Networks, and, as a result, comparisons to prior year periods are materially affected.

Revenues in the first quarter 2018 of $1.578 billion were up $95 million, or 6%, as compared to first quarter 2017 revenues of $1.483 billion. First quarter revenues were down $161 million, or 9%, as compared to fourth quarter 2017 revenues of $1.739 billion.

GAAP net loss in the first quarter 2018 was ($0.07) per diluted share. First quarter 2017 GAAP net loss was ($0.21) per diluted share, and fourth quarter 2017 GAAP net income was $0.07 per diluted share.

Adjusted net income (a non-GAAP measure) in the first quarter 2018 was $0.73 per diluted share, as compared to $0.40 per diluted share for the first quarter 2017, and the fourth quarter 2017 adjusted net income of $0.88 per diluted share.

A reconciliation of adjusted net income to GAAP net loss is attached to this release and can also be found on the Company’s website (www.arris.com).

Cash resources of the Company at the end of the first quarter, 2018 were $543 million of cash resources as compared to $511 million at the end of the fourth quarter 2017. The Company generated $96 million of cash from operating activities during the first quarter 2018, as compared to generating $250 million during the first quarter of 2017.

The Company repurchased approximately 986,000 ordinary shares for $25 million during the first quarter. Since the end of the first quarter 2018, the Company has repurchased approximately 895,000 additional ordinary shares for $24 million. As of May 1, 2018, the Company has $476 million remaining in available share repurchase authorization.

Order backlog at the end of the first quarter 2018 was $1.293 billion, as compared to $1.304 billion and $1.121 billion at the end of the first quarter 2017 and the fourth quarter 2017, respectively. The Company’s book-to-bill ratio in the first quarter 2018 was 1.11, as compared to the first quarter 2017 of 1.13 and the fourth quarter 2017 of 1.02.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Tuesday, May 1, 2018, to discuss these results in detail. You may participate in this conference call by dialing 888-655-5028 or 503-343-6025 for international calls prior to the start of the call. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through May 8, 2018, by dialing 855-859-2056 or 404-537-3406 for international calls and using passcode 3398479. A replay also will be made available for a period of 12 months following the conference call on ARRIS’s website site at (www.arris.com).

Forward-Looking Statements

Statements made in this press release, including those related to revenues and net income for the second quarter and full year 2018, growth expectations, cost initiatives, the general market outlook and industry trends are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:

•	projected results for the second quarter 2018, as well as the general outlook for 2018, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	volatility in component pricing and supply could impact revenues and gross margins more than currently anticipated;

•	the anticipated benefits from the Ruckus Networks acquisition may not be realized;

•	proposed tariffs on the import of certain products into the U.S., and any retaliatory tariffs imposed on U.S. products, could have a material adverse result on our financials results;

•	volatility in currency fluctuation may adversely impact our international customers’ ability or willingness to purchase products and the pricing of products;

•	impacts of the U.K. invoking Article 50 of the Lisbon Treaty to leave the European Union, could have an adverse impact on results of operations;

•	regulatory changes, including those related to recently completed changes to the U.S. income tax code, could have an adverse impact on operations and results of operations;

•	the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation; and

•	the Company’s customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that the Company offers.

These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business and results from operations. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2017. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements publicly or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is powering a smart, connected world. The company’s leading hardware, software and services transform the way that people and businesses stay informed, entertained and connected. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © 2018 ARRIS Enterprises, Inc. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$506,240	$487,573	$1,379,827	$1,346,028	$1,126,248
Short-term investments, at fair value	36,804	23,874	33,309	38,759	90,673

Total cash, cash equivalents and short term investments	543,044	511,447	1,413,136	1,384,787	1,216,921

Accounts receivable, net	1,008,603	1,218,089	1,056,225	991,539	1,018,108
Other receivables	169,681	157,845	145,658	132,742	109,117
Unbilled receivables	26,005	—	—	—	—
Inventories, net	849,069	825,211	775,142	657,881	556,264
Prepaid income taxes	26,409	28,351	41,780	16,354	21,845
Prepaids	36,308	26,644	27,954	32,149	27,898
Other current assets	172,993	145,953	109,568	119,405	132,339

Total current assets	2,832,112	2,913,540	3,569,462	3,334,856	3,082,491

Property, plant and equipment, net	309,457	372,467	347,506	355,033	354,049
Goodwill	2,336,820	2,278,512	2,016,580	2,014,550	2,018,012
Intangible assets, net	1,583,299	1,771,362	1,406,592	1,491,103	1,586,187
Investments	69,858	71,082	73,199	61,047	65,035
Deferred income taxes	131,417	115,436	193,703	199,102	190,037
Other assets	103,525	101,858	57,246	54,844	58,920

	$7,366,488	$7,624,257	$7,664,287	$7,510,535	$7,354,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,010,812	$1,206,656	$1,266,214	$1,201,883	$1,020,234
Accrued compensation, benefits and related taxes	113,029	155,966	102,222	81,356	73,221
Accrued warranty	42,434	44,507	45,036	44,812	46,330
Deferred revenue	143,740	115,224	118,598	130,454	145,197
Current portion of LT debt & financing lease obligations	83,633	83,559	89,156	89,336	82,767
Income taxes payable	4,937	6,244	4,420	9,487	20,277
Other accrued liabilities	316,206	321,113	327,099	303,013	300,861

Total current liabilities	1,714,791	1,933,269	1,952,746	1,860,341	1,688,888
Long-term debt & financing lease obligations, net of current portion	2,095,320	2,116,244	2,112,494	2,134,506	2,159,300
Accrued pension	43,443	42,637	54,867	55,533	54,808
Noncurrent income taxes	159,148	144,665	115,433	114,187	120,493
Deferred income taxes	68,825	68,888	83,058	83,515	89,261
Other noncurrent liabilities	127,587	134,520	118,420	120,381	112,977

Total liabilities	4,209,114	4,440,223	4,437,018	4,368,463	4,225,727
Stockholders’ equity:
Ordinary shares	2,769	2,768	2,788	2,786	2,802
Capital in excess of par value	3,392,415	3,387,128	3,367,939	3,356,184	3,322,803
Accumulated other comprehensive loss	12,545	4,552	8,838	2,211	10,628
Accumulated deficit	(266,264)	(225,881)	(188,375)	(256,705)	(243,207)

Total ARRIS International plc stockholders’ equity	3,141,465	3,168,567	3,191,190	3,104,475	3,093,026
Stockholders’ equity attributable to noncontrolling interest	15,909	15,467	36,079	37,598	35,979

Total stockholders’ equity	3,157,374	3,184,034	3,227,269	3,142,073	3,129,005

	$7,366,488	$7,624,257	$7,664,287	$7,510,535	$7,354,732

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Net sales	$1,577,710	$1,483,105
Cost of sales	1,102,027	1,145,848

Gross margin	475,683	337,257
Operating expenses:
Selling, general, and administrative expenses	161,203	104,638
Research and development expenses	169,797	132,962
Amortization of intangible assets	114,708	93,646
Impairment of goodwill	3,400	—
Integration, acquisition, restructuring and other costs	13,655	10,095

	462,764	341,341

Operating income (loss)	12,919	(4,084)
Other expense (income):
Interest expense	22,525	19,683
Loss on investments	527	4,530
Loss on foreign currency	4,833	4,739
Interest income	(1,532)	(1,922)
Other (income) expense, net	109	(85)

Loss before income taxes	(13,543)	(31,030)
Income tax expense	3,489	10,001

Consolidated net loss	(17,032)	(41,031)
Net loss attributable to noncontrolling interests	(3,432)	(1,933)

Net loss attributable to ARRIS International plc	($13,600)	($39,098)

Net loss per ordinary share (1):
Basic	$(0.07)	$(0.21)

Diluted	$(0.07)	$(0.21)

Weighted average ordinary shares:
Basic	184,805	189,796

Diluted	184,805	189,796

(1)	Calculated based on net income (loss) attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months
	Ended March 31,
	2018	2017
Operating Activities:
Consolidated net loss	$(17,032)	$(41,031)
Depreciation	22,874	21,313
Amortization of acquired intangible assets	116,595	95,306
Amortization of deferred finance fees and debt discount	1,215	1,903
Impairment of goodwill	3,400	—
Deferred income taxes	(13,327)	(15,667)
Foreign currency remeasurement of deferred income taxes	3,697	2,112
Stock compensation expense	19,256	19,415
Provision for non-cash warrants	—	2,423
Provision (recovery) for doubtful accounts	(292)	(179)
Loss on disposal of plant, property and equipment and other	156	292
Loss on investments and others	662	4,530
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	209,405	343,960
Other receivables	(11,836)	(35,924)
Unbilled receivables	(25,829)	—
Inventories	(24,397)	(3,152)
Accounts payable and accrued liabilities	(228,151)	(144,640)
Prepaids and other, net	39,517	(601)

Net cash provided by operating activities	95,913	250,060

Investing Activities:
Purchases of investments	(26,500)	(55,879)
Sales of investments	11,000	91,885
Purchases of property, plant & equipment, net	(15,196)	(21,867)
Deposit proceeds for sale of property, plant and equipment	10,000	—
Other, net	171	826

Net cash (used in) provided by investing activities	(20,525)	14,965

Financing Activities:
Payment of financing lease obligation	(190)	(204)
Payment of debt obligations	(21,875)	(22,375)
Repurchase of shares	(25,000)	(83,110)
Repurchase of shares to satisfy employee minimum tax withholdings	(13,976)	(13,754)
Proceeds from issuance of shares, net	22	23
Contribution from noncontrolling interest	1,207	—

Net cash used in financing activities	(59,812)	(119,420)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,791	597
Net (decrease) increase in cash, cash equivalents and restricted cash	19,367	146,202
Cash, cash equivalents and restricted cash at beginning of period	489,116	981,692

Cash, cash equivalents and restricted cash at end of period	$508,483	$1,127,894

Reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets

Cash and cash equivalents	$506,240	$1,126,248
Restricted cash included in other current assets	1,491	162
Restricted cash included in other assets	752	1,484

Total	$508,483	$1,127,894

ARRIS INTERNATIONAL PLC

PRELIMINARY ADJUSTED SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q1 2017		Q4 2017		Q1 2018
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Sales	$1,483,105		$1,738,593		$1,577,710
Highlighted items:
Adjustment to revenue related to warrants	2,423		(8,145)		—
Acquisition accounting impacts of deferred revenue	—		1,120		5,694

Adjusted sales	$1,485,528		$1,731,568		$1,583,404

Net income (loss) attributable to ARRIS International plc	$(39,098)	$(0.21)	$12,469	$0.07	$(13,600)	$(0.07)
Highlighted Items:
Impacting gross margin:
Stock compensation expense	3,252	0.02	3,303	0.02	3,253	0.02
Adjustment to revenue related to warrants	2,423	0.01	(8,145)	(0.04)	—	—
Acquisition accounting impacts of deferred revenue	—	—	1,120	0.01	5,694	0.03
Acquisition accounting impacts of fair valuing inventory	908	0.00	7,560	0.04	16,971	0.09
Impacting operating expenses:
Integration, acquisition, restructuring and other costs	10,095	0.05	67,736	0.36	13,655	0.07
Amortization of intangible assets	93,646	0.49	100,588	0.53	114,708	0.61
Impairment on goodwill and intangible assets	—	—	55,000	0.29	3,400	0.02
Stock compensation expense	16,163	0.08	15,403	0.08	16,003	0.09
Noncontrolling interest share of non-GAAP adj	(804)	—	(20,026)	(0.11)	(2,321)	(0.01)
Impacting other (income)/expense:
Impairment (gain) on investments	2,750	0.01	—	—	—	—
Debt amendment fees	—	—	3,069	0.02	—	—
Remeasurement of certain deferred tax liabilities	2,112	0.01	852	—	3,697	0.02
Impacting income tax expense:
Net tax items	(13,333)	(0.07)	(73,267)	(0.39)	(24,541)	(0.13)

Total highlighted items	117,212	0.61	153,193	0.81	150,519	0.80

Adjusted net income	$78,114	$0.40	$165,662	$0.88	$136,919	$0.73

Weighted average ordinary shares - basic		189,796		186,548		184,805

Weighted average ordinary shares - diluted		192,879		188,829		187,175

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & GROSS MARGIN RECONCILIATION

(in thousands)

(unaudited)

	Q1 2017	Q4 2017	Q1 2018
Sales - GAAP	1,483,105	1,738,593	1,577,710
Adjustment to revenue related to warrants	2,423	(8,145)	—
Acquisition accounting impacts of deferred revenue	—	1,120	5,694

Adjusted Sales - Non- GAAP	1,485,528	1,731,569	1,583,404

GAAP Gross Margin	337,257	494,469	475,683
Acquisition accounting impacts of fair valuing inventory	908	7,560	16,971
Acquisition accounting impacts of deferred revenue	—	1,120	5,694
Stock compensation expense	3,252	3,303	3,253
Adjustment to revenue related to warrants	2,423	(8,145)	—

Adjusted Gross Margin - Non-GAAP	343,840	498,307	501,601

GAAP Gross Margin - %	22.7%	28.4%	30.2%
Adjusted Gross Margin - Non-GAAP - %	23.1%	28.8%	31.7%

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & ADJUSTED DIRECT CONTRIBUTION RECONCILIATION

(in thousands)

(unaudited)

	Q1 2018
	Network & Cloud	CPE	Enterprise	Corp/ Other	Total
Net Sales	538,264	875,226	169,914	(5,694)	1,577,710
Non GAAP Adjustments (1)	—	—	—	5,694	5,694

Adjusted Net Sales	538,264	875,226	169,914	0	1,583,404

Direct Contribution (2)	228,538	49,761	25,528	(159,145)	144,683
Adjusted Direct Contribution (3)	214,717	43,154	25,927	(96,980)	186,818

Adjusted Direct Contribution % of sales	39.9%	4.9%	15.3%		11.8%

Other Items
Amortization of intangibles	25,135	63,248	25,510	815	114,708
Impairment of goodwill	3,400	—	—	—	3,400
Integration, acquisition, restructuring and other costs	—	—	3,066	10,589	13,655
Depreciation expense	6,900	7,716	3,565	4,698	22,880
Equity compensation expense	7,771	5,298	2,387	3,801	19,256

(1)	Impact of adjustment related to acquisition accounting impacts
(2)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(3)	Defined as direct contribution less allocated facility costs, service provider sales and marketing costs plus equity compensation and depreciation expense

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL DIRECT CONTRIBUTION TO ADJUSTED DIRECT CONTRIBUTION RECONCILIATION

(in thousands)

(unaudited)

	Q1 2018
	Network & Cloud	CPE	Enterprise	Corp/ Other	Total
Direct Contribution (1)	228,538	49,761	25,528	(159,145)	144,683
Allocated costs (2)	(28,492)	(19,622)	(5,553)	53,666	—

Direct Contribution after allocation	200,046	30,139	19,976	(105,479)	144,683
Equity compensation expense	7,771	5,298	2,387	3,801	19,256
Depreciation expense	6,900	7,716	3,565	4,698	22,880

Adjusted Direct Contribution	214,717	43,154	25,927	(96,980)	186,818

(1)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(2)	Allocated facility costs and service provider sales and marketing costs

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED EPS GUIDANCE RECONCILIATION

(in millions, except per share data)

	Q2 2018 Guidance	FY 2018 Guidance
Estimated GAAP EPS	$0.24 - $0.29	$0.73 - $0.98
Reconciling Items:
Amortization of intangibles	0.47	1.98
Stock compensation expense	0.13	0.50
Integration, acquisition, restructuring and other costs	0.05	0.13
Purchase accounting Items	0.01	0.16
Impairment of goodwill	0.00	0.02
NettTax items	(0.18)	(0.72)

Subtotal	0.48	2.07

Estimated Adjusted (Non-GAAP) EPS	$0.72 - $0.77	$2.80 - $3.05

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Reduction in Revenue Related to Warrants: We entered into agreements with two customers for the issuance of warrants to purchase up to 14.0 million of ARRIS’s ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record any change in the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Acquisition Accounting Impacts Related to Deferred Revenue: In connection with the accounting related to our acquisitions, business combination rules require us to account for the fair values of deferred revenue arrangements for post contract support in our purchase accounting. The non-GAAP adjustment to our sales and cost of sales is intended to include the full amounts of such revenues as if these purchase accounting adjustments had not been applied. We believe the adjustment to these revenues is useful as a measure of the ongoing performance of our business. We historically have experienced high renewal rates related to our support agreements, and our objective is to increase the renewal rates on acquired post contract support agreements. However, we cannot be certain that our customers will renew their contracts.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisitions, business combinations rules require the acquired inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially, we are required to write the inventory up to the end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on cost of goods sold and margin.

Integration, Acquisition, Restructuring and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income measures. We incurred expenses in connection with the Pace and Ruckus Networks acquisitions, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring expenses consist of employee severance, abandoned facilities, product line disposition and other exit costs. We believe it is useful to understand the effects of these items on our total operating expenses.

Impairment of Goodwill and Intangible Assets: We have excluded the effect of the estimated impairment of goodwill and intangible assets in calculating our non-GAAP operating expenses and net income measures. Although an impairment does not directly impact the Company’s current cash position, such expense represents the declining value of the business, technology and other intangible assets that were acquired. We exclude these impairments when significant and they are not reflective of ongoing business and operating results.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed for the ActiveVideo acquisition is accounted for by ARRIS under the consolidation method. As a result, the consolidated Statements of Income include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated Statements of Income. We have excluded the noncontrolling share of any non- GAAP adjusted measures recorded by the venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment (Gain) on Investments: We have excluded the effect of other-than-temporary impairments and certain gains on investments in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2017 and 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add new term loan facility. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Remeasurement of Deferred Taxes: The Company records foreign currency remeasurement gains and losses related to deferred tax liabilities in the United Kingdom. The foreign currency remeasurement gains and losses derived from the remeasurement of the deferred income taxes from GBP to USD. We have excluded the impact of these gains and losses in the calculation of our non-GAAP measures. We believe it is useful to understand the effects of this item on our total other expense (income).

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state and non-US valuation allowances, benefits for releases of uncertain tax positions due to settlement, change in law or statute of limitations and provision to return differences.